As filed with the Securities and Exchange Commission on August 27, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CEPHALON, INC.

(Exact name of issuer as specified in its charter)

Delaware	23-2484489
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

145 Brandywine Parkway West Chester, Pennsylvania 19380
(Address of principal executive offices)

CEPHALON, INC. 2004 EQUITY COMPENSATION PLAN

(Full title of the plan)

John E. Osborn, Esq.

Senior Vice President, General Counsel & Secretary

Cephalon, Inc.

145 Brandywine Parkway

West Chester, PA 19380

(Name and address of agent for service)

(610) 344-0200

(Telephone number, including area code, of agent for service)

Copy to:

Richard A. Silfen, Esq.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA  19103

(215) 963-5000

CALCULATION OF REGISTRATION FEE

Title of class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum Aggregate offering price (2)	Amount of registration fee
Common stock, $0.01 par value (3)	1,300,000 shares	$45.35	$58,955,000	$7,469.60

(1)                                  Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar anti-dilution provisions.

(2)                                  Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for purposes of calculating the registration fee, based upon the average of the high and low sales price for a share of Common Stock on August 24, 2004, as reported on the Nasdaq National market.

(3)                                  Each share of the registrant’s common stock includes one preferred share purchase right pursuant to the Second Amended and Restated Rights Agreement dated October 27, 2003 between Cephalon, Inc. and StockTrans, Inc., as Rights Agent.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This registration statement on Form S-8 relates to the registration of an additional 1,300,000 shares of Common Stock, $.01 par value, of the Registrant.  The shares are securities of the same class and relating to the same employee benefit plan, the Cephalon, Inc. 2004 Equity Compensation Plan (previously known as the Cephalon, Inc. 1995 Equity Compensation Plan), as those shares registered in the Registrant’s registration statement on Forms S-8, previously filed with the Securities and Exchange Commission on March 28, 1996, December 23, 1998, October 29, 1999, May 28, 2002 and June 13, 2003.  The earlier registration statements on Form S-8 (Registration Nos. 333-02888, 333-69591, 333-89909, 333-89230 and 333-106112) are hereby incorporated by reference.

Independent Accountants

The consolidated financial statements of Cephalon, Inc. for the years ended December 31, 2003, 2002 and 2001 included in the Annual Report on Form 10-K for the year ended December 31, 2003, incorporated by reference in this Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent public accountants, as stated in their report with respect thereto.

Item 8.           Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit Number	Exhibit

5.1*	Opinion of Morgan, Lewis & Bockius LLP

23.1*	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto)

23.2*	Consent of PricewaterhouseCoopers LLP

99.1*	Amendment 2004 – 1 to the Cephalon, Inc. 2004 Equity Compensation Plan, dated February 5, 2004

99.2	Cephalon, Inc. 1995 Equity Compensation Plan, as amended and restated, filed as Exhibit 99.1 to the Company’s Registration Statement on Form S-8 (333-106112) dated June 13, 2003.

*                                         Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Chester, Commonwealth of Pennsylvania, on this 27th day of August 2004.

CEPHALON, INC.

By:	/s/ Frank Baldino, Jr.
Frank Baldino, Jr., Ph.D.
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank Baldino, Jr	Chairman and Chief Executive	August 27, 2004
Frank Baldino, Jr., Ph.D.	Officer (Principal Executive Officer)

/s/ J. Kevin Buchi	Sr. Vice President and Chief Financial	August 27, 2004
J. Kevin Buchi	Officer (Principal Financial and Accounting Officer)

/s/ William P. Egan	Director	August 27, 2004
William P. Egan

/s/ Robert J. Feeney	Director	August 27, 2004
Robert J. Feeney, Ph.D.

/s/ Martyn D. Greenacre	Director	August 27, 2004
Martyn D. Greenacre

/s/ Charles A. Sanders	Director	August 27, 2004
Charles A. Sanders

/s/ Gail R. Wilensky	Director	August 27, 2004
Gail R. Wilensky, Ph.D

/s/ Dennis L. Winger	Director	August 27, 2004
Dennis L. Winger

/s/ Horst Witzel	Director	August 27, 2004
Horst Witzel, Dr.-Ing

Cephalon, Inc.

INDEX

Exhibit Number	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP
23.2	Consent of PricewaterhouseCoopers LLP
99.1	Amendment 2004 – 1 to the Cephalon, Inc. 2004 Equity Compensation Plan, effective as of February 5, 2004